CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement No. 811-21108 on Form N-1A of our reports dated May 24, 2016, relating to the financial statements and financial highlights of Pioneer Dynamic Credit Fund, Pioneer Fundamental Growth Fund, and Pioneer Multi-Asset Ultrashort Income Fund, each a portfolio constituting Pioneer Series Trust X (the "Trust"), appearing in the Annual Reports on Form N-CSR of the Trust for the year ended March 31, 2016. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statements.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
July 25, 2016